FOR IMMEDIATE RELEASE

Contact:

David Carlson	Michael Newman
Executive Vice President and	Investor Relations
Chief Financial Officer	StreetConnect, Inc.
LaCrosse Footwear, Inc.	800-654-3517
503-766-1010 (ext. 1331)

LACROSSE FOOTWEAR REPORTS FIRST QUARTER RESULTS
Year-Over-Year Sales Increase 19%; Net Income Of $1.1 Million
Up from Loss Of $0.6 Million

Portland, Ore. — (May 3, 2004) LaCrosse Footwear, Inc. (Nasdaq/NMS: BOOT), a leading provider of branded occupational and recreational footwear, today reported results for the first quarter ended March 27, 2004.

For the first quarter of 2004, LaCrosse reported consolidated net sales of $23.7 million, up 19.4% from $19.9 million in the first quarter of 2003. Consolidated net income was $1.1 million, or $0.18 per share, in the first quarter of 2004, up from a net loss of $0.6 million, or a net loss of ($0.11) per share, in the same period of 2003.

Retail sales of LaCrosse® brand products increased in the first quarter of 2004 compared to the same period of 2003, due to the introduction of the Quad Comfort™ line of work boots, increased sales of sporting boots, as well as strong sales of winter boots and waders. Sales for Danner® brand products increased during the first quarter of 2004 compared to the same period in 2003, driven by the successful introduction of new recreational products, as well as a large purchase by the U.S. military. Safety and Industrial sales of LaCrosse brand products decreased, as the Company continued its strategic reduction in the number of products being offered for sale in the private label and mass merchant markets, the strategic elimination of low-margin products, and reduced sales of lower priced or commodity products.

Gross margins were 30.5% in the first quarter, up from 30.1% in the first quarter of 2003, reflecting increased sales from new higher-margin products. Operating expenses were $6.0 million in the quarter, down 5.2% from the comparable quarter in 2003. Excluding a nonrecurring cash receipt of $0.9 received from a former vendor, the Company’s selling and administrative expenses in the first quarter of 2004 increased $0.6 million from the same period in 2003. The increase reflects the Company’s strategic decision to invest additional resources in its product development and marketing efforts.

“We are pleased with our year-over-year sales and earnings growth in the first quarter,” said Joseph P. Schneider, President and CEO of LaCrosse Footwear, Inc. “In recent years, we successfully managed our strategic transition to a product development, marketing and sourcing company, with a major consolidation of operations and cost reductions. Moving into 2004, we are encouraged with dealer responses to our innovative new products, including our new LaCrosse Quad Comfort and Danner Agitator™ lines. These new work and outdoor boots incorporate cutting-edge technology into our trusted brands, long recognized by experts for their superb quality, high-performance and durability.”

“Going forward, we are executing a growth strategy based on leveraging our powerful brands with technology innovation, compelling marketing initiatives and enhanced customer service. We continue to focus on improving our operating performance, controlling costs and increasing our profitability, while strengthening our balance sheet by significantly improving inventory turns and eliminating our long-term debt. We also recently secured a more favorable credit facility to help fund our future growth. While the second quarter is our slowest season, we are encouraged with our long-term opportunities for growth.”

About LaCrosse Footwear

LaCrosse Footwear is a leading developer and marketer of branded, premium and innovative footwear for expert occupational and recreational users. The Company’s trusted Danner and LaCrosse brands are distributed through a nationwide network of specialty retailers and distributors. Occupational customers include workers in law enforcement, agriculture, firefighting, construction, industry, military services and others that need high-performance and protective footwear as a critical tool for their job. Recreational customers include people active in hunting, fishing, hiking and other outdoor activities. For more information about LaCrosse Footwear products, please visit our Internet websites at www.lacrossefootwear.com, www.danner.com and www.lacrossesafety.com. For additional investor information, see our website at www.lacrossefootwearinc.com.

Forward-Looking Statements

This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that forward looking statements such as statements of the Company’s anticipated revenue and earnings are dependent on a number of factors that could affect the Company’s operating results and could cause the Company’s actual future results to differ materially from any results indicated in this release or in any forward-looking statements made by, or on behalf of the Company, including, but not limited to:

•	Consumer demand for outdoor footwear;
•	Weather and its impact on the demand for outdoor footwear;
•	Dealer inventory levels;
•	Company inventory levels, including inventory levels required for foreign-sourced product and the related need for accurate forecasting and the limited ability to resupply dealers for fill-in orders for foreign-sourced product;
•	Potential problems associated with the manufacture, transportation and delivery of foreign-sourced product;
•	United States and/or foreign trading rules, regulations and policies, including export/import regulations and regulations affecting manufacturers and/or importers;
•	General domestic economic conditions, including interest rates and foreign currency exchange rates.

The Company cannot provide any assurance that future results will meet expectations. Results could differ materially based on various factors, including Company performance and market conditions. In addition, historical information should not be considered an indicator of future performance. Additional factors may be detailed in LaCrosse Footwear’s Annual Report on Form 10-K for the year ended December 31, 2003. The Company has no obligation to update or revise forward-looking statements to reflect the occurrence of future events or circumstances.

LaCrosse Footwear, Inc.
SELECTED FINANCIAL DATA
(Amounts in thousands, except per share amounts)

Condensed Consolidated Statements of Operations	Quarter Ended (Unaudited)
	March 27, 2004	March 29, 2003
Net sales	$23,726	$19,874
Cost of goods sold	16,493	13,888

Gross profit	7,233	5,986
Operating expenses	5,997	6,329

Operating income (loss)	1,236	(343)
Non-operating expenses, net	141	306

Income (loss) before income taxes	1,095	(649)
Income taxes	--	--

Net income (loss)	$1,095	$(649)

Net income (loss) per common share, basic	$0.19	$(0.11)
Net income (loss) per common share, diluted	$0.18	$(0.11)
Basic	5,879	5,874
Diluted	6,066	5,874

Condensed Consolidated Balance Sheets	(Unaudited)	*	(Unaudited)
	March 27, 2004	December 31, 2003	March 29, 2003
ASSETS:
Cash and cash equivalents	$--	--	--
Accounts receivable - net	14,591	13,412	12,271
Inventories	21,090	24,042	23,774
Refundable income taxes	--	--	2,888
Prepaid expenses and other assets	1,347	1,415	1,125

Total current assets	37,028	38,869	40,058
Property and equipment, net	4,409	4,644	4,816
Goodwill and other assets	11,653	11,728	12,016

Total Assets	$53,090	$55,241	$56,890

LIABILITIES & EQUITY:
Current portion of long-term debt	$--	$2,219	$1,611
Notes payable, bank	4,688	5,319	7,848
Accounts payable and accrued liabilities	5,085	5,578	5,694

Total current liabilities	9,773	13,116	15,153
Long-term debt, less current maturities	--	--	2,192
Other long-term liabilities	3,452	3,501	4,435
Deferred tax liability	876	748	670
Total shareholders' equity	38,989	37,876	34,440

Total Liabilities and Equity	$53,090	$55,241	$56,890

* Derived from the December 31, 2003 audited financial statements.

END